Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Annual Report on Form 20-F of our report dated March 19, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Reuters Group PLC, which appears in Annex A-2 of this Annual Report on Form 20-F for the year ended December 31, 2007.
/s/ PricewaterhouseCoopers LLP
London, England
April 17, 2008